                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

      Check the appropriate box:
      /X/        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      / /        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Rule 14a-11(c) or Rule
                 14a-12

               MICROTEL INTERNATIONAL, INC.
--------------------------------------------------------------------------
             (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------
 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                          MICROTEL INTERNATIONAL, INC.
                          9485 HAVEN AVENUE, SUITE100
                       RANCHO CUCAMONGA, CALIFORNIA 91730

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 27, 2000

                            ------------------------

TO THE STOCKHOLDERS OF MICROTEL INTERNATIONAL, INC.:

    You are hereby notified that the annual (the "Annual Meeting") of the stockholders of MicroTel International, Inc., a Delaware corporation (the "Company") will be held at the Company's corproate Headquarters at 9485 Haven avenue, Suite 100, Rancho Cucamonga, California 91730 on Tuesday, June 27, 2000 at 11:00 a.m. local time for the following purposes:

    1. To approve amendment of the Company's Certificate of Incorporation to increase the aggregate number of authorized shares of common stock from 25,000,000 shares to 50,000,000 shares.

    2. To increase the available common shares reserved for the Company's MicroTel International Inc. 1997 Stock Incentive Plan from 1,600,000 shares to 3,000,000 shares in order to provide shares available to issue stock options for current and new acquisition key employees.

    3. To ratify the appointment of BDO Seidman, LLP as the independent auditors of the Company for the fiscal year ending December 31, 2000.

    Only stockholders of record at the close of business on May 3, 2000 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting.

    A proxy statement and proxy are enclosed herewith and are solicited by and on behalf of the Board of Directors of the Company. All stockholders are cordially invited to attend the Annual Meeting in person. If you are unable to attend the Annual Meeting in person please sign, date and return the enclosed proxy promptly in the enclosed addressed envelope which requires no postage if mailed within the United States. If you attend the meeting in person, you may withdraw your proxy and vote your shares in person even though you have previously signed and returned your proxy. Also enclosed herewith is the Company's Annual Report for 1999.

                                          By Order of the Board of Directors

                                          [SIGNATURE]

                                          Robert B. Runyon, Secretary

Rancho Cucamonga, California

                          MICROTEL INTERNATIONAL, INC.
                          9485 HAVEN AVENUE, SUITE 100
                       RANCHO CUCAMONGA, CALIFORNIA 91730
                            DATE:

                            ------------------------

                          PRELIMINARY PROXY STATEMENT

                             ---------------------

                                  INTRODUCTION

    This Proxy Statement is furnished in connection with the solicitation of proxies for use at the annual meeting (the "Annual Meeting") of stockholders of MicroTel International, Inc. (the "Company"), to be held on Tuesday, June 27, 2000, and at any adjournments thereof. The accompanying proxy is solicited by the Board of Directors of the Company and is revocable by the stockholder by notifying the Company's secretary at any time before it is voted, or by voting in person at the Annual Meeting. This proxy statement and accompanying proxy will be distributed to stockholders beginning on or about May 13, 2000. The principal executive offices of the Company are located at 9485 Haven Avenue, Suite 100, Rancho Cucamonga, California 91730 and its telephone number is
(909) 297-2699.

                      OUTSTANDING SHARES AND VOTING RIGHTS

    Only stockholders of record at the close of business on May 3, 2000 are entitled to receive notice of, and vote at, the Annual Meeting. As of April 22, 2000, the number and class of stock outstanding and entitled to vote at the meeting was 18,493,516 shares of common stock, par value $.0033 per share (the "Common Stock"). Each share of Common Stock is entitled to one vote on all matters. No other class of securities will be entitled to vote at the meeting. There are no cumulative voting rights.

    For the purposes of the annual meeting, a quorum is representation in person or by proxy at the Annual Meeting of at least a majority of the outstanding Common Stock of the Company. All shares at the Annual Meeting by proxies will be voted if properly signed and dated. Where a choice is indicated, shares will be voted accordingly. Where no choice is specified, the proxies will be voted FOR Proposal 1, FOR Proposal 2 and FOR Proposal 3. Where brokers have not received any instructions from their clients on how to vote on a particular proposal, brokers are permitted to vote on routine proposals but not on nonroutine matters. The absence of votes on nonroutine matters are "broker nonvotes." Abstentions and broker nonvotes will be counted as present for purposes of establishing a quorum, but will have no effect on the election of directors. Abstentions and broker nonvotes on proposals other than the election of directors will be counted as present for purposes of the proposal and will have the effect of a vote against the proposal.

                               BOARD OF DIRECTORS

    The Board currently consists of three members, following the resignation, effective as of June 25, 1999, of Mr. David A. Barrett. A search is will be conducted to locate a qualified candidate or candidates for additional director(s). The Company intends to increase the number of Directors to five. The Board of Directors is responsible for the management and direction of the Company and for establishing broad corporate policies. Members of the Board of Directors are kept informed of the Company's business by various reports and documents provided to them regularly, as well as by operating and financial reports presented by the Chairman of the Board and Chief Executive Officer and the Chief Financial Officer at meetings of the Board of Directors and committees of the Board.

    The Board of Directors of the Company is divided into three classes. The term of office of each class of directors is three years, with one class expiring each year at the Annual Meeting of Stockholders. There are currently three directors, one of which is in Class II and two of which are in Class III. No directors are up for reelection in 2000.

DIRECTOR'S MEETINGS AND COMMITTEES

    The Board of Directors met three times during fiscal year ended
December 31, 1999. All of the directors named above attended all of the meetings of the Board of Directors and of the committees, if any, of which they were members. The Board has two standing committees: an Audit Committee and an Executive Compensation and Management Development Committee. The Executive Compensation and Management Development Committee met five times. The Audit Committee did not meet during the year ended December 31, 1999.

    The Audit Committee is presently comprised solely of Mr. Finnegan. Among the Audit Committee's principal functions are making recommendations to the Board of Directors concerning the engagement of independent auditors, reviewing the Company's financial management and financial results and reviewing the adequacy of the Company's system of internal accounting controls.

    The Executive Compensation and Management Development Committee is comprised solely of Mr. Runyon. It is responsible for establishing and administering the Company's policies involving the compensation of all executive officers of the Company and establishing and recommending to the Board of Directors the terms and conditions of all employee compensation and benefit plans.

COMPENSATION OF DIRECTORS

    During the year ended December 31, 1997, the Board of Directors adopted a policy for non-employee director compensation which includes annual and per-meeting-attended fees but which would not be implemented until such time as the Board determines the Company's operating results are sufficiently profitable to support such compensation. Until the new policy is implemented, each non-employee director is entitled to receive one thousand dollars ($1,000) per quarter as compensation, none of which was paid during 1999. The Company reimburses all directors for out-of-pocket expenses incurred in connection with attendance at Board and committee meetings.

                        DIRECTORS AND EXECUTIVE OFFICERS

    The current directors and executive officers of MicroTel are as follows:

NAME                                          AGE                            TITLES
----                                        --------   ---------------------------------------------------
Carmine T. Oliva..........................     57      Chairman of the Board of Directors, President and
                                                       Chief Executive Officer
Laurence P. Finnegan, Jr..................     61      Director
Robert B. Runyon..........................     74      Secretary and Director
Randolph D. Foote.........................     51      Senior Vice President and Chief Financial Officer
Graham Jefferies..........................     42      Executive Vice President

    CARMINE T. OLIVA (Class III Director) has been the Chairman, President and Chief Executive Officer of the Company since March 26, 1997 and of XIT Corporation, a subsidiary of the Company, since its founding in 1983. From 1980 to 1983, Mr. Oliva was Senior Vice President and General Manager, ITT Asia Pacific Inc. Prior to that position, Mr. Oliva held a number of executive positions with ITT Corporation and its subsidiaries over an eleven-year period. Mr. Oliva is the founder of XIT. Mr. Oliva attained the rank of Captain in the United States Army and is a veteran of the Vietnam War.

    LAURENCE P. FINNEGAN, JR. (Class II Director) was appointed as a Director of MicroTel on March 26, 1997. In addition to being a director of XIT since 1985, Mr. Finnegan joined XIT as its Chief Financial Officer on a part-time basis in 1994. Mr. Finnegan has held positions with ITT (1970-74) as controller of several divisions, Narco Scientific (1974-1983) as Vice President Finance, Chief Financial Officer and Executive Vice President, and Fischer & Porter (1986-1994) as Senior Vice President, Chief Financial Officer and Treasurer. Since 1994, he has been a principal of Gwyn Allen Partners, Bethlehem, Pennsylvania, an executive management consulting firm, and President of GA Pipe, Inc., a manufacturing company based in Langhorne, Pennsylvania.

    ROBERT B. RUNYON (Class III Director) was appointed as a Director and Secretary of MicroTel on March 26, 1997. He is the owner and principal of Runyon and Associates, a human resources and business advisory firm since 1990. Prior to the Merger, Mr. Runyon served XIT both as a director and as consultant in the areas of strategy development and business planning, organization, human resources, and administrative systems. He also consults for companies in environmental products, marine propulsion systems and architectural services sectors in these same areas. From 1970 to 1978, Mr. Runyon held various executive positions with ITT Corporation including Vice President, Administration of ITT Grinnell, a manufacturing subsidiary of ITT. From 1963 to 1970, Mr. Runyon held executive positions at BP Oil including Vice President, Corporate Planning and Administration of BP Oil Corporation, and director, organization and personnel for its predecessor, Sinclair Oil Corporation.
Mr. Runyon was Executive Vice President, Human Resources at the Great
Atlantic & Pacific Tea Company from 1978 to 1980.

    RANDOLPH D. FOOTE was appointed Senior Vice President and Chief Financial Officer on October 4, 1999. Mr. Foote was the Corporate Controller of Unit Instruments, Inc., a public semiconductor equipment manufacturer, from 1995 to 1999. From 1985 to 1995, Mr. Foote was the Director of Tax and Financial Reporting at Optical Radiation Corporation, a public company, which was a designer and manufacturer of products using advanced optical technology. Prior to 1985, Mr. Foote held positions with Western Gear Corporation and Bucyrus Erie Company which were both public companies.

    GRAHAM JEFFERIES was appointed Executive Vice President and Chief Operating Officer of the Company's worldwide Telecommunications Group on October 21, 1999. Mr. Jefferies is also Managing Director of the Company's United Kingdom operations. Prior to joining the Company in 1992, he was Sales and Marketing Director of Jasmin Electronics PLC, a major UK software and systems provider, from 1987 to 1992. Mr. Jefferies held a variety of project management positions at GEC Marconi from 1978 to 1987. Mr. Jefferies has an Honours degree in Electronics and has experience in mergers and acquisitions.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

    The following table sets forth certain information regarding the beneficial ownership of the Company's common stock as of April 22, 2000 by the following:
(i) each person who is beneficial owner of more than five percent (5%) of the Company's outstanding common stock; (ii) each Director; (iii) each of the named executive officers of the Company; and (iv) all Directors and executive officers as a group.

                                                               NUMBER OF SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER                          BENEFICIALLY OWNED   PERCENT OF CLASS
------------------------------------                          ------------------   ----------------
Orbit II Partners, LP ......................................        2,821,485(1)         13.72%
  2 Rector Street 16(th) Floor
  New York, NY 10006
Carmine T. Oliva ...........................................        1,915,053(2)          9.92%
  c/o MicroTel International, Inc.
  9485 Haven Avenue, Suite 100
  Rancho Cucamonga, CA 91730
Samuel J. Oliva ............................................          828,443(3)          4.43%
  80 Brandywyne Drive
  Florham Park, NJ 07932
Laurence P. Finnegan, Jr. ..................................          132,349(4)             *
  3 Woods Lane
  Ambler, PA 19002
Robert B. Runyon ...........................................          327,303(5)          1.76%
  10 Eagle Claw Drive
  Hilton Head, SC 29926
Randolph D. Foote ..........................................           55,000(6)             *
  c/o MicroTel International, Inc
  9485 Haven Avenue, Suite 100
  Rancho Cucamonga, CA 91730
Graham Jefferies ...........................................          129,563(7)             *
  c/o XCEL Powers Systems, Ltd.
  Brunswick Road, Cobbs Wood
  Ashford, Kent TN23 1 EB, U. K.
All executive officers and directors as a group (6                  3,387,711            16.99%
  persons)..................................................

------------------------

*   (less than 1%)

(1) Orbit II Partners L. P. and its Managing Partners, Alan Mackenzie, Jr., David Marino and Joel S. Kraut have a beneficial interest in 172,500 common shares issuable upon the exercise of warrants and 1,743,285 common shares upon the conversion of Series A Preferred Stock in addition to ownership of 755,700 shares of common stock. The Managing Partners are also Administrative Members of OTAF, LLC, a New York limited liability company that owns 150,000 shares issuable upon the exercise of warrants.

(2) Includes 478,670 shares held jointly by Mr. Oliva and his wife, as well as 81,889 shares held individually by Mr. Oliva's wife. Also includes 765,749 shares, issuable to Mr. Oliva upon the exercise of MicroTel options and warrants and 50,530 common shares issuable from the conversion of one share of Series A Convertible Preferred Stock.

(3) Includes 116,155 shares issuable to Mr. Oliva upon the exercise of MicroTel warrants and 101,060 shares issuable from the conversion of Series A Convertible Preferred Stock.

(4) Includes 4,789 shares held jointly by Mr. Finnegan and his wife, and 88,178 shares issuable to Mr. Finnegan upon the exercise of MicroTel options and warrants.

(5) Includes 147,217 shares issuable to Mr. Runyon upon the exercise of MicroTel options and warrants.

(6) Includes 50,000 shares issuable to Mr. Foote upon exercise of MicroTel options.

(7) Includes 126,287 shares issuable to Mr. Jefferies upon exercise of MicroTel options.

                           PROPOSALS TO STOCKHOLDERS
                                 PROPOSAL NO. 1
    INCREASE AUTHORIZED CAPITAL FROM 25,000,000 SHARES TO 50,000,000 SHARES

    The Board of Directors has authorized the Company to seek shareholder approval to increase the authorized common shares from 25,000,000 shares to 50,000,000 shares. The Board has decided that it is in the best interest of the stockholders for the Company to amend its Certificate of Incorporation for the increase in authorized shares to more appropriately reflect the capital structure that meets the present and future needs of the Company. In the event that the Amendment is approved, the Company will thereafter amend the Certificate of Incorporation. The Board recommends that the Company's shareholders approve such an amendment. At the current time, the Company does not have sufficient shares to issue if an opportunity arose to acquire another business in part or in whole for Company shares. An increase in the quantity of common shares available will provide shares for the Company to make acquisitions utilizing stock.

    The authorization of an additional 25,000,000 shares would give the Board of Directors the ability to issue such shares of common stock from time to time as the Board deems necessary. The Board believes it is necessary to have the ability to issue such additional shares of common stock for any proper corporate purpose, such as future acquisitions, stock and option grants and convertible debt and equity financing. The Company has no specific plans, understandings or agreements at present for the issuance of the proposed additional shares of common stock. The Board of Directors, however, believes that if an increase in the authorized number of shares of common stock were to be postponed until a specific need arose, the delay and expense incident to obtaining approval from the Company's shareholders at that time could significantly impair the Company's ability to consummate an acquisition or meet financial requirements or other objectives.

                                 PROPOSAL NO. 2
        INCREASE STOCK RESERVED FOR STOCK OPTIONS FROM 1,600,000 SHARES
                              TO 3,000,000 SHARES

    The MicroTel International Inc. 1997 Stock Incentive Plan ("the Plan") sets aside 1,600,000 common shares for the exercise of stock options issued under the Plan. As of April 22, 2000, there were 125,000 shares available for new stock option issuances. The Board of Directors believes that the current quantity of shares available for stock options of approximately 125,000 shares is not sufficient to provide appropriate incentives to key employees, especially when new executives may enter the Company's employment through acquisitions. Therefore, the Board has passed a resolution approving amendment to the Plan to increase the quantity of common shares set aside for the plan from 1,600,000 to 3,000,000, subject to stockholders' approval.

                                 PROPOSAL NO. 3
                   APPOINTMENT OF ACCOUNTANTS FOR THE COMPANY

    Upon the recommendations of the Audit Committee, the Board of Directors has appointed the firm of BDO Seidman, LLP, independent public auditors for the company during the 1999 Fiscal Year, to serve in the same capacity for the fiscal year ending December 31, 2000 and is asking the shareholders to ratify this appointment. A representative of BDO Seidman, LLP, who is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

    In the event that the shareholders do not approve the selection of BDO Seidman, LLP, the appointment of the independent auditors will be reconsidered by the Board of Directors. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Board of Directors believes that such change would be in the best interests of the Company and its shareholders.

                       BOARD OF DIRECTORS RECOMMENDATIONS

    The Board of Directors believes that (1) the increase in authorized common shares from 25,000,000 to 50,000,000; (2) the increase in common stock reserved for the MicroTel International Inc. 1997 Stock Incentive Plan from 1,600,000 common shares to 3,000,000 common shares; (3) ratification of the appointment of BDO Seidman, LLP to serve as the Company's independent auditor for the fiscal year ended December 31, 2000 are in the best interest of the Company and its stockholders and unanimously recommends a vote "FOR" each of the proposals set forth and described in this Proxy statement.

                                 OTHER MATTERS

    The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is expressly granted by the execution of the enclosed Proxy.

                           SUMMARY COMPENSATION TABLE

    The cash compensation paid by the Company during the years ended December 31, 1999, 1998 and 1997 to its Chief Executive Officer and other executive officers earning salary and bonus exceeding $100,000 annually is presented in the Summary Compensation Table below.

                                                                                         LONG TERM COMPENSATION
                                                                                   ----------------------------------
                                                  ANNUAL COMPENSATION                      AWARDS            PAYOUTS
                                       -----------------------------------------   -----------------------   --------
           (A)                (B)           (C)           (D)           (E)           (F)          (G)         (H)
                                                                                   RESTRICTED   SECURITIES
                                                                   OTHER ANNUAL      STOCK      UNDERLYING   PAYOUTS
NAME AND PRINCIPAL                                                 COMPENSATION    AWARDS(S)     OPTIONS/      LTIP
POSITION (1)                  YEAR     SALARY ($)(2)   BONUS ($)      ($)(3)          ($)        SARS (#)      ($)
------------------          --------   -------------   ---------   -------------   ----------   ----------   --------
Carmine T. Oliva, ........   1999         198,872         -0-            -0-          -0-            -0-       -0-
  President, CEO             1998         198,872         -0-            -0-          -0-            -0-       -0-
                             1997         239,364         -0-            -0-          -0-            -0-       -0-
Randolph D. Foote, .......   1999          23,367         -0-          1,800          -0-         50,000       -0-
  Senior Vice Pres., CFO     1998             -0-         -0-            -0-          -0-            -0-       -0-
                             1997             -0-         -0-            -0-          -0-            -0-       -0-
Graham Jefferies, EVP.....   1999         114,192         -0-          6,199          -0-         60,000       -0-
                             1998          98,918         -0-          6,097          -0-         30,000       -0-
                             1997          95,755         -0-          6,527          -0-            -0-       -0-
James P. Butler, .........   1999         122,769         -0-          5,400          -0-            -0-       -0-
  Former CFO                 1998         125,000         -0-          7,200          -0-         40,000       -0-
  (Resigned 10/4/99)         1997          44,377         -0-          2,700          -0-         75,000       -0-


           (A)                    (I)

NAME AND PRINCIPAL             ALL OTHER
POSITION (1)                COMPENSATION(4)
------------------          ----------------
Carmine T. Oliva, ........         -0-
  President, CEO                   -0-
                                   -0-
Randolph D. Foote, .......         -0-
  Senior Vice Pres., CFO           -0-
                                   -0-
Graham Jefferies, EVP.....       5,116
                                 5,567
                                 6,527
James P. Butler, .........         -0-
  Former CFO                       -0-
  (Resigned 10/4/99)               -0-

------------------------------

(1) Carmine T. Oliva became Chairman and Chief Executive Officer on 3/26/97, upon Jack Talan's resignation concurrent with the merger of the Registrant with XIT Corporation.

(1) Randolph D. Foote was appointed Senior Vice President and Chief Financial Officer on October 4, 1999, following receipt of notification of the resignation of the Registrant's former Chief Financial Officer, James P. Butler.

(1) Mr. Jefferies was appointed Executive Vice President and Chief Operating Officer of the worldwide Telecommunications Group on October 21, 1999.
    Mr. Jefferies is based in the United Kingdom and receives his remuneration in British pounds. The compensation amounts listed for Mr. Jefferies are shown in U. S. dollars, converted from British pounds using the average conversion rates in effect during the time periods of compensation.

(2) Mr. Oliva's salary includes payments of $45,333 in 1997 of voluntarily deferred salary from years prior to 1997.

(3) Consists solely of an automobile allowance.

(4) Consists of contributions to Mr. Jefferies retirement plan.

LONG TERM INCENTIVE PLAN

    In 1997, the Company's Board of Directors approved a Long Term Incentive Plan -- the 1997 Stock Incentive Plan (the "1997 Plan") -- which provides incentive compensation opportunities for officers and other key employees in the form of stock options, stock appreciation rights, restricted stock and other forms consistent with the objectives of the 1997 Plan. Adoption of the 1997 Plan was approved by the stockholders at the 1998 Annual Meeting of Stockholders. The following two tables depict stock option grants to and exercises by the named executives for the year ended December 31, 1999 and the status of outstanding stock options issued to them at December 31, 1999.

       OPTIONS/SAR GRANTS GRANTED DURING THE YEAR ENDED DECEMBER 31, 1999

                                                                                   POTENTIAL REALIZED
                                                                                    VALUE AT ASSUMED
                                                                                    ANNUAL RATES OF       ALTERNATIVE TO
                                                                                      STOCK PRICE          (F) AND (G):
                                                                                    APPRECIATION FOR        GRANT DATE
                                      INDIVIDUAL GRANTS                              OPTIONTERM (1)           VALUE
                            -------------------------------------                ----------------------   --------------
           (A)                 (B)           (C)           (D)         (E)         (F)           (G)           (F)
                            NUMBER OF     % OF TOTAL
                            SECURITIES     OPTIONS/
                            UNDERLYING       SARS       EXERCISE
                             OPTIONS/     GRANTED TO     OR BASE                                            GRANT DATE
                               SARS      EMPLOYEES IN     PRICE     EXPIRATION     10%            5%      PRESENT VALUE
NAME                        GRANTED(#)   FISCAL YEAR    ($/SHARE)      DATE        ($)           ($)           ($)
----                        ----------   ------------   ---------   ----------   --------      --------   --------------
Carmine T. Oliva, CEO.....       -0-          -0-          n/a         n/a          n/a            n/a          n/a
Randolph D. Foote, CFO....    50,000         11.6%        0.20      11/15/09      6,289         15,937        7,357
Graham Jefferies, EVP.....    60,000         14.0%        0.20      11/15/06      7,547         19,125        8,828
James P. Butler, Former
  CFO (Resigned
  10/4/99)................       -0-          -0-          n/a         n/a          n/a            n/a          n/a

------------------------

(1) The dollar amounts under the 5% and 10% columns in the table shown above are the result of calculations required by the SEC's rules and are not intended to forecast any future appreciation in the Company's stock price. No gain to the Named Executive Officer is possible without appreciation in the price of the Company's common stock, which would benefit all stockholders.

                    AGGREGATED OPTIONS/SAR EXERCISES IN 1999
                  AND OPTIONS/SAR VALUES AT DECEMBER 31, 1999

                 (A)                       (B)         (C)               (D)                     (E)
                                                                 NUMBER OF SECURITIES    VALUE OF UNEXERCISED
                                                                UNDERLYING UNEXERCISED       IN-THE-MONEY
                                         SHARES                      OPTIONS/SARS            OPTIONS/SARS
                                        ACQUIRED      VALUE        AT 12/31/99 (#)         AT 12/31/99 ($)
                                       ON EXERCISE   REALIZED        EXERCISABLE/            EXERCISABLE/
NAME                                       (#)         ($)          UNEXERCISABLE           UNEXERCISABLE
----                                   -----------   --------   ----------------------   --------------------
Carmine T. Oliva, CEO................      -0-         -0-               130,633/0                   0/0
Randolph D. Foote, CFO...............      -0-         -0-           25,000/25,000           5,938/5,938
Graham Jefferies, EVP................      -0-         -0-           96,287/30,000           7,125/7,125
James P. Butler, Former CFO .........      -0-         -0-               115,000/0                   0/0
  (Resigned 10/4/99)

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
  ARRANGEMENTS.

    Pursuant to the employment agreement dated January 1, 1996 between the Company and XIT Corporation, Carmine T. Oliva was employed as Chairman, President and Chief Executive Officer of XIT Corporation for a term of five years at an annual salary of $250,000. In July 1996, Mr. Oliva voluntarily agreed to abate a portion of his annual salary in connection with XIT's salary abatement program then in effect. On May 6, 1997, the Board of Directors of the Company voted to assume the obligations of XIT under this Agreement in light of the appointment of Mr. Oliva to the positions of Chairman of the Board, President and Chief Executive Officer of the Company. On October 15, 1997, the Company and Mr. Oliva entered into a replacement agreement on substantially the same terms and conditions as the prior agreement. The current agreement is subject to automatic renewal for three successive two year terms commencing on October 15, 2001, unless, during the required notice periods as provided therein, either party gives written notice of its desire not to renew and provides that Mr. Oliva's salary continues at the abated amount of $198,865 per annum until such time as the Company has reported two (2) consecutive profitable quarters during the term of the agreement or any renewals thereof. In the event of Mr. Oliva's termination for cause, the Company's obligation to pay any compensation, severance allowance, or other amounts payable under the Agreement terminates on the date of such termination. In the event of a termination without cause, Mr. Oliva shall be paid his annual salary for two and one-half years following the effective date of such termination or until October 15, 2002, whichever is longer. If such termination without cause occurs during a renewal period, Mr. Oliva shall be paid his annual salary through the expiration of that particular renewal period as well as any and all other amounts payable pursuant to the Agreement. The Company may terminate the agreement upon thirty days written notice in the event of a merger, sale or reorganization of the Company in which the shareholders of the Company immediately prior to such reorganization receive less than fifty percent of the outstanding voting shares of the successor corporation.

    On May 1, 1998, the Company and Mr. Jefferies entered into an employment agreement for a term of two years at an initial annual salary of 67,000 British pounds (approximately $106,500 at current exchange rates) that is subject to automatic renewal for two successive one year terms commencing on May 1, 2000, unless, during the required notice periods as provided therein, either party gives written notice of its desire not to renew. In the event Mr. Jefferies's duties are substantially changed (the "Redesignation"), resulting in a substantial net change in the scope of his responsibilities, Mr. Jefferies may elect not to accept such Redesignation and resign. In such event, if the Redesignation occurs during the initial term of the agreement, the Company shall pay Mr. Jefferies his annual salary for one year or through May 1, 2000 whichever is longer. If the Redesignation occurs during a renewal period, the Company shall pay Mr. Jefferies his annual salary for one year following the effective date of his resignation. In the event of Mr. Jefferies' termination for cause, the Company's obligation to pay any compensation, severance allowance, or other amounts payable under the Agreement terminates on the date of such termination. In the event of a termination without cause during the initial term of the agreement, Mr. Jefferies shall be paid his annual salary for one year following the effective date of such termination or until May 1, 2000, whichever is longer. If such termination without cause occurs during a renewal period, Mr. Jefferies shall be paid his annual salary through the expiration of that particular renewal period as well as any and all other amounts payable pursuant to the Agreement. The Company may terminate the agreement upon thirty days written notice in the event of a merger, sale or reorganization of the Company in which the shareholders of the Company immediately prior to such reorganization receive less than fifty percent of the outstanding voting shares of the successor corporation.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.

    The Executive Compensation and Management Development Committee of the Board of Directors, composed of one outside director, is responsible for establishing and administering the Company's policies involving the compensation of all executive officers of the Company and establishing and recommending to the Board of Directors the terms and conditions of all employee compensation and benefit plans. No employee of the Company serves on this committee. During the fiscal year ended December 31, 1999, the Executive Compensation and Management Development Committee of the Board of Directors consisted of Robert Runyon and, prior to June 26, 1999, David Barrett.

                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

    This report is provided by the Executive Compensation and Management Development Committee of the Board of Directors to assist shareholders in understanding the Company's objectives, policies and procedures in establishing its executive compensation structure and system. The Committee is responsible for (a) reviewing and approving base salaries, bonuses and incentive awards for all executive officers, (b) reviewing and establishing the base salary, bonuses and incentive awards for the Chief Executive Officer, and (c) reviewing, approving and recommending to the Board of Directors the content, terms and conditions of all employee compensation and benefit plans, or changes thereto.

    The compensation philosophy and policy of the Company is based upon four central objectives:

    - To provide an executive compensation structure and system which is both competitive in the outside industrial marketplace and also internally equitable based upon the weight and level of responsibilities in the respective executive positions.

    - To attract, retain and motivate qualified executives within this structure, and reward them for outstanding performance-to-objectives and business results through financial and other appropriate management incentives.

    - To align the Company's financial results and the compensation paid to the Company's executive officers with the enhancement of shareholder value.

    - To structure the Company's compensation policy so that executive officers' compensation is dependent, in one part, on the achievement of its current year business plan objectives, and in another part, on the long term increase in company net worth and the resultant improvement in shareholder value, and to maintain an appropriate balance between short and long range performance objectives, over time.

    The Company's compensation programs consist of base salary, an annual incentive bonus, and the award of stock options and other equity-based incentives. The base salary is targeted to recognize each executive's unique value and historical contributions to the success of the Company in light of the industry salary norms for the equivalent position in the relevant market. The Compensation and Management Development Committee reviews the compensation of the Chief Executive Officer, and with the Chief Executive Officer, the base compensation of all executive officers and other key employees on an annual basis to assure that a competitive position is maintained.

    The annual incentive bonus is based upon actual performance compared to pre-established quantitative and qualitative performance objectives, derived from the Company's business plan and operating budgets, which can include Company, operating subsidiary/division and individual components.

    To further align the financial interests of the executive with those of the Company and its shareholders, the long range executive incentive program is primarily equity based, and provides the opportunity for the executive to earn stock options and thereby benefit, along with all shareholders, from performance-driven advancement of share value in the marketplace.

    Within the controlling corporate policy direction of the Compensation Committee and the Board of Directors, the equity incentive program (1997 Stock Incentive Plan) includes (a) the criteria for option awards, (b) the number of shares and timing of option grants, (c) internal equity in terms of grantee levels of responsibility and potential to impact Company performance, (d) measured consistency within the competitive marketplaces, (e) relation to financial results, (f) the mutuality of interest between grantee and shareholders, and
(g) the essential objectives, processes and controls.

    The Company also maintains certain other executive benefits that are considered necessary in order to offer fully competitive opportunities to its executives. These include, but are not limited to, 401(k) retirement savings plans, profit sharing opportunities, car allowances, employment agreements, and indemnification agreements.

    In 1997, all Company compensation policies, programs and procedures were revised and updated to recognize the new and changed conditions resulting from the merger of privately held XIT Corporation and publicly traded MicroTel International, Inc., which was effective March 26, 1997, and to position the new MicroTel entity for its future growth and development. The Compensation Committee will continue to monitor and evaluate the executive compensation system and its application throughout the organization to assure that it continues to reflect the Company's compensation philosophy and objectives.

CHIEF EXECUTIVE OFFICER COMPENSATION

    The base salary of Carmine T. Oliva, Chairman and Chief Executive Officer, is targeted to fairly recognize his unique leadership skills and management responsibilities compared to similarly positioned executives in the industry and general marketplaces. The criteria for measurement includes data available from objective, professionally conducted market studies, integrated with additional competitive intelligence secured from a range of industry and general market sources.

    The Committee has determined that no increase in base salary for Mr. Oliva would be considered until the Company's cash flow can be significantly strengthened. Also, no bonus was paid to Mr. Oliva or to other executive officers for 1999, as corporate financial performance fell short of objectives.

    However, to assure strength and continuity in the office of the Chief Executive, Mr. Oliva's employment contract was renegotiated, and the new agreement became effective in October, 1997. The agreement is based on a five-year commitment, with three successive two-year automatic renewals, predicated upon a mutual agreement between the Company and Mr. Oliva at those times.

                                          Respectfully submitted,
                                          Executive Compensation and Management
                                          Development Committee
                                          MicroTel International, Inc.
                                          Robert B. Runyon, Chairman

PERFORMANCE GRAPH

    The following table represents the sixty (60) month cumulative total return among the Company, the NASDAQ Stock Market (US) ("NASDAQ") and the NASDAQ Telecom Index ("Telecom"), assuming $100 was invested on December 31, 1994, including reinvestment of dividends.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                      AMONTH MICROTEL INTERNATIONAL, INC.,
                      THE NASDAQ STOCK MARKET (U.S.) INDEX
                    AND THE NASDAQ TELECOMMUNICATIONS INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                              CUMULATIVE TOTAL RETURN
                                                12/94   12/95   12/96   12/97   12/98   12/99
MICROTEL INTERNATIONAL, INC.                  $100.00  181.82   43.64   43.64   19.09   12.74
NASDAQ STOCK MARKET (U.S.)                    $100.00  141.33  173.89  213.07  300.25  542.43
NASDAQ TELECOMMUNICATIONS                     $100.00  130.91  133.86  195.75  322.30  561.27

       *   $100 INVESTED ON 12/31/94 IN STOCK OR INDEX --
           INCLUDING REINVESTMENT OF DIVIDENDS.
           FISCAL YEAR ENDING DECEMBER 31, 1999.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

    On April 9, 1998, the Company's wholly-owned subsidiary XCEL Arnold Circuits, Inc. sold substantially all of the assets used in its Arnold Circuits business to Arnold Circuits, Inc., a company wholly owned by Robert Bertrand. Mr. Bertrand, the Trustee of The Bertrand Family Trust, a beneficial owner of more than five percent (5%) of the Company's outstanding common stock as of December 31, 1998. Mr. Bertrand had owned and operated the Arnold Circuits business until September of 1995, when the assets of that business were acquired by XCEL Arnold Circuits, Inc.

    The purchase price for the assets was $2 million plus the assumption of liabilities of the Arnold Circuits business. The purchase price was paid by a cash payment of $1,350,000 and delivery of a promissory note (the "Note") in the amount of $650,000. The cash proceeds were used to retire bank debt and certain other debt, including debt owed to Mr. Bertrand and a related entity. As security for the Note, XCEL Arnold Circuits, Inc. was granted a second lien on substantially all the assets of Arnold Circuits, Inc. Payment of the Note was guaranteed by Mr. Bertrand and a related entity. Certain provisions of the transactions would permit XCEL Arnold Circuits, Inc. to share in any gain of the sale of the Arnold Circuits business while the Note is outstanding.

    The purchase price for the Arnold Circuits business was arrived at via negotiation between Messrs. Oliva and Bertrand and was approved by the Board of Directors. Prior to reaching agreement with Mr. Bertrand, the Company unsuccessfully attempted for several months to locate a buyer for the Arnold Circuits business. Given the extent of the operating losses of the Arnold Circuits business in 1997, the Company believes the terms of the transaction with Mr. Bertrand were no less favorable to the Company than would have been obtained in an arm's-length transaction with a third party, assuming an interested third party had been found.

    In connection with the transaction, in reconciliation of inter-company accounts, the Company issued to Mr. Bertrand and an affiliated entity two non-interest bearing promissory notes totaling $350,000 which are payable on the consummation by the Company of a financing transaction and, if no financing transaction occurs by May 31, 1998, on demand. In July 1998, the Company made a payment of $100,000 against the notes and no demand has been made for the balance.

    During 1999, Arnold Circuits, Inc. defaulted under the terms of the note receivable. The Company offset the balance of the note payable against the note receivable and then wrote-off the unpaid balance of $452,000.

    In November 1996, the Company entered into an agreement (the "Agreement") with the Daniel Dror, former Chairman of the Company, which involved certain mutual obligations. In December 1997, Mr. Dror defaulted on the repayment of the first installment of a debt obligation which was an obligation set forth in the Agreement. Also in December 1997, Mr. Dror filed suit in the District Court for Galveston County, Texas alleging the Company had breached an alleged oral modification of the Agreement. In January 1998, the Company answered the complaint denying the allegation and litigation commenced in Texas.

    In April 1998, the Company brought an action in California against Mr. Dror for breach of the Agreement and sought recovery of all stock, warrants and debt due the Company. The Company obtained a judgement in the amount of $211,000 against the former Chairman in this litigation. In December 1997, Elk International Corporation, Limited ("Elk"), a stockholder of the Company, brought an action in Texas against the Company's current Chairman and an unrelated party, alleging certain misrepresentations during the merger discussions between XIT and the Company. In February 1999, Elk filed suit against the Company, the current Chairman and counsel to the Company in connection with a stop transfer placed by the Company on certain common shares then held by Elk. Elk is described in the litigation as a Bahamian corporation with an investment office in Galveston County, Texas. Mr. Dror stipulated in the litigation that he manages the affairs of Elk in the United States.

    On March 1, 1999, the parties entered into a settlement agreement which terminated all of the foregoing actions. Pursuant to the terms of the settlement agreement, the Company cancelled 750,000 options to purchase the Company's common stock formerly held by Elk and issued to Elk warrants to purchase 1,000,000 shares of the Company's restricted common stock. Additionally, the Company issued 100,000 shares of its restricted common stock to Elk and 25,000 shares each to two other parties to the settlement agreement. The Company also agreed to pay certain legal expenses, totaling $60,000, over a period of six months. The aggregated fair value of the settlement was approximately $130,000 and is reflected in the Company's consolidated financial statements for the period ended December 31, 1998.

    On December 23, 1999, Resonance Ltd. and Rana General Holding Ltd. sold all their shares of Series A Convertible Preferred Stock and the prorated portion of warrants applicable to the unconverted preferred shares. The purchasers of such shares and prorated stock warrants were Orbit II Partners, L. P., a limited partnership formed under the laws of Delaware, Samuel J. Oliva, Samuel G. Oliva and Carmine T. Oliva. Carmine T. Oliva is the Company's President and Chairman of the Board. Samuel J. Oliva and Samuel G. Oliva are relatives of Carmine T. Oliva. The conversion ratio of the preferred shares sold and outstanding was changed to a fixed factor whereby one share of preferred is convertible into 50,530 shares of common stock. Also, all the warrants issued in conjunction with the preferred stock (except those issued to the broker) were amended to reduce the exercise price to $0.25 per share and to extend the expiration date to December 22, 2002. These conversion and exercise terms were also applied to the remaining preferred stock and warrants applicable to the preferred stock that were not part of this exchange.

     COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934.

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and the NASDAQ Small Cap-SM- Market initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the company. Officers, directors and greater than ten-percent shareholders are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

    To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 1999, the following Section 16(a) reports were not filed on a timely basis: Carmine T. Oliva -- 2 reports, 1 purchase transaction; Larry Finnegan -- 1 report, no transactions; Graham Jefferies -- 2 reports, no transactions.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the United States Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N. W., Washington, D. C. 20549; Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, New York, New York 10048 and are also available on the Commission's Internet World Wide Web site at http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    This Proxy Statement incorporates certain documents by reference which are not presented herein or delivered herewith. These documents are available upon request from MicroTel International, Inc., Corporate Secretary, 9485 Haven Avenue, Suite 100, Ranch Cucamonga, California 91730, telephone number
(909) 297-2699.

    The Company hereby undertakes to provide without charge to each person to whom a copy of this Proxy Statement has been delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference in this Proxy Statement, other than the exhibits to such documents, unless such exhibits are specifically incorporated herein by reference. Requests for these documents should be directed to the office indicated above.

    The following documents heretofore filed by the Company under the Exchange Act with the Commission are incorporated herein by reference:

        1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (a copy of which accompanies this Proxy Statement).

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the Annual Meeting of Stockholders shall be deemed to be incorporated in this Proxy Statement by reference and to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement except as so superseded or modified.

    The information contained in this Proxy Statement does not purport to be comprehensive and should be read together with the information and financial statements (including the notes thereto) appearing in the documents incorporated herein by reference.

    A copy of the Company's Annual Report for the year ended December 31, 1999 accompanies this Proxy Statement.

                            STOCKHOLDERS' PROPOSALS

    It is anticipated that the Company's next Annual Meeting of Stockholders will be held in June 2001. Stockholders who seek to present proposals at the Company's Annual Meeting of Stockholders must have submitted their proposals to the Secretary of the Company on or before February 1, 2001.

                                    GENERAL

    The Company does not intend to hire a proxy solicitor. In addition to the use of mails, proxies may be solicited by personal interview, telephone and telegraph, by directors, officers and regular employees of the Company, without special compensation therefor. The Company expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of the Company's Common Stock.

    The Board of Directors knows of no business other than that set forth above to be transacted at the meeting, but if other matters requiring a vote of the stockholder arise, the persons designated as proxies will vote the shares of Common Stock represented by the proxies in accordance with their judgment on such matters. If a stockholder specifies a different choice on the proxy, his or her shares of Common Stock will be voted in accordance with the specification so made.

    IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WE URGE YOU TO FILL IN, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE PREPAID ENVELOPE PROVIDED, NO MATTER HOW LARGE OR SMALL YOUR HOLDING MAY BE.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          [SIGNATURE]

                                          Robert B. Runyon,
                                          Secretary

                          MICROTEL INTERNATIONAL, INC.

             ANNUAL MEETING OF STOCKHOLDERS--TUESDAY, JUNE 27, 2000

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints CARMINE T. OLIVA and RANDOLPH D. FOOTE and each of them, with full power of substitution, as proxies to represent the undersigned at the Annual Meeting of Stockholders to be held at the Company's corporate offices at 9485 Haven Ave, Suite 100, Rancho Cucamonga, CA 91730, Tuesday, June 27, 2000 at 10:30 a.m. local time and at any adjournment thereof, and to vote the shares of stock the undersigned would be entitled to vote if personally present, as indicated on the reverse side hereof.

    The shares represented by the proxy will be voted as directed. If no contrary instruction is given, the shares will be voted FOR Proposals No. 1 and 2.

PLEASE MARK BOXES IN BLUE OR BLACK INK.

Proposal No. 1.  Increase authorized shares from 25,000,000 to 50,000,000.
                            / /  FOR        / /  AGAINST        / /  ABSTAIN

Proposal No. 2.  Increase shares available for stock options from 1,600,000 to 3,000,000.
                            / /  FOR        / /  AGAINST        / /  ABSTAIN

Proposal No. 3.  Ratify selection of BDO Seidman, LLP, independent public accountants to audit the financial statements for the year ending December 31, 2000.
                            / /  FOR        / /  AGAINST        / /  ABSTAIN

Proposal No. 4.  In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

                                                 (Please date, sign as name
                                                 appears at left, and return
                                                 promptly. If the stock is
                                                 registered in the name of two
                                                 or more persons, each should
                                                 sign. When signing as Corporate
                                                 Officer, Partner, Executor,
                                                 Administrator, Trustee, or
                                                 Guardian, please give full
                                                 title. Please note any change
                                                 in your address alongside the
                                                 address as it appears in the
                                                 Proxy.

                                                 Dated ___________________, 2000

                                                 _______________________________

                                                            Signature

                                                 _______________________________

                                                           Print Name

 PLEASE SIGN, DATE AND RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.